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                                                                   EXHIBIT 10.5

               SCHEDULE OF 2005 SALARY AND TARGET BONUS FOR NAMED
       EXECUTIVE OFFICERS (AS DEFINED IN ITEM 402(A)(3) OF REGULATION S-K)

Effective May 1, 2005, the annual salary compensation for each of the Named Executive Officers is:

         Robert J. Keegan, Chairman of the Board, Chief Executive Officer and President, $1,100,000;

         Jonathan D. Rich, President, North American Tire, $445,200;

         C. Thomas Harvie, Senior Vice President, General Counsel and Secretary, $446,100;

         Richard J. Kramer, Executive Vice President and Chief Financial Officer, $461,100; and

         Michael J. Roney, President, European Union Tire, $418,100.

Target bonuses for 2005 under the Company's Performance Recognition Plan for each of the Named Executive Officers are:

         Mr. Keegan,  $1,500,000;

         Mr. Rich, $385,000;

         Mr. Harvie, $290,000;

         Mr. Kramer, $330,000; and

         Mr. Roney $361,000.

         Payment of 2005 bonuses will be made from a payment pool, the size of which will depend on the extent to which the specific financial performance targets established by the Committee are met. The target aggregate payment pool for 2005 is $27.8 million. Earnings before interest and taxes less finance charges ("EBIT") and operating cash flow are the financial performance measures under the Performance Recognition Plan for fiscal year 2005. Funding of the 2005 payment pool will be based 50% on each performance measure and could range from zero to 200% of the target amount depending on the level of operating cash flow and EBIT achieved. In addition, payouts for each of the Named Executive Officers may be adjusted based on individual performance.